EXHIBIT 99.1

MGP Ingredients Schedules Fiscal 2010 Third Quarter Earnings Release Date

ATCHISON, Kan., May 5, 2010 (GLOBE NEWSWIRE) -- MGP Ingredients, Inc. (Nasdaq:MGPI) today announced plans to issue the company's fiscal 2010 third quarter financial results prior to the market's opening on Tuesday morning, May 11.

About MGP Ingredients

In business since 1941, MGP Ingredients, Inc. is a recognized pioneer in the development and production of value–added, grain-based starches, proteins and food grade alcohol products for the branded packaged goods industry. The company has facilities in Atchison, Kan., and Onaga, Kan. that are equipped with the latest technologies to assure high quality products and to maintain efficient production and service capabilities.

CONTACT:  MGP Ingredients, Inc.
          Steve Pickman
          913-367-1480